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                                                                   EXHIBIT 21.1

SUBSIDIARIES OF MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

100% OWNED SUBSIDIARIES

1.  BusLease, Inc.

2.  MCIL Holdings, Ltd.

3.  Hausman Bus Sales, Inc.

4.  Motor Coach Industries, Inc.

5.  Transit Bus International, Inc.

6.  TMO Holdings of Canada, Ltd.

7.  Motor Coach Industries-China, Inc.

8.  Universal Coach Parts, Inc.

9   Motor Coach Industries Limited

10. Frank Fair Industries Ltd.

11. Custom Assets Corp.

12. Greyhound Overseas Services, Inc.

13. Transport Technology Corporation

14. Universal Coach Parts Mexico, S.A. de C.V.*

15. Dina Autobuses, S.A. de C.V.

OTHER SUBSIDIARY

16. MCII Financial Services, Inc., 25% ownership by the Company.